Exhibit 99.1

Q2 2022 Fixed Income Release

Denver, Colorado July 28, 2022: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial and operating information for its fixed-income borrowing groups for the three months (“Q2”) ended June 30, 2022 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the June 30, 2022 unaudited financial statements for each of our fixed-income borrowing groups prior to the end of August 2022, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the “Fixed Income” heading. Convenience translations provided herein are calculated as of June 30, 2022.

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VM Ireland Reports Preliminary Q2 2022 Results
Sustained commercial momentum in mobile, growth in TV, and cost control underpins solid Q2 financial performance
Demand for top-tier video & connectivity products continues with TV360 now surpassing the 100k customer mark
Full fiber upgrade accelerates, with ~100,000 premises passed YTD
VM Ireland is the leading connected entertainment fixed-line and broadband business in Ireland, delivering connectivity services to 426k fixed-line customers and mobile services to 134k subscribers at June 30, 2022.

Tony Hanway, CEO of VM Ireland, commented:
“After a positive start to the year, we maintain our focus on being the number one choice for converged connectivity and entertainment in the Irish market. Disciplined programming spend and consistent momentum in mobile and SOHO underpins our performance this quarter. We reiterate our commitment to connectivity leadership and position our business for long term sustainable growth by making solid progress on our full fiber (FTTP) upgrade plan.”

Operating highlights:
•We continue to deliver on our full fiber upgrade project in line with plan, having passed ~100,000 premises YTD
•Maintained commercial traction in mobile, generating 2,700 net adds in Q2, as we organically1 grow our base and provide great value for our customers
•Fixed customer net adds softened this quarter in line with seasonal trends (annual price rise was communicated in Q2)
•Continued recovery in B2B post-pandemic, with particular strength in SOHO
•Maintained focus on high-speed upsell, with 30% of our base adopting 1GB and 500Mb speeds as our fastest tiers lead amongst our broadband offerings
•Demand for our top-tier video products continues to grow this quarter, as our TV360 base reaches over 100k customers
•Virgin Media Television confirmed as leading Irish sports hub, after successfully securing rights to UEFA Nations League, European Qualifiers to UEFA EURO 2024 and European Qualifiers to 2026 FIFA World Cup
•Launched our Connecting 4 Good manifesto, demonstrating how we’re connecting for the good of communities, the environment, and our employees

Financial highlights:
•Q2 revenue of €114.1 million increased 2.5% YoY, predominantly driven by growth in mobile, TV advertising and B2B subscription revenue
•Q2 residential fixed revenue remained unchanged YoY
◦Fixed subscription revenue remained largely unchanged YoY
•Q2 residential mobile revenue increased 9.2% YoY
◦Mobile subscription revenue increased 12.5%, as a result of organic customer growth underpinned by promotional activity and an increase in ARPU
◦Mobile non-subscription revenue remained unchanged YoY
•Q2 B2B revenue increased 2.3% YoY, primarily due to the continued recovery of market demand post-COVID and higher installation fees, with particular strength in SOHO
•Q2 net earnings increased to €45.6 million, primarily driven by (i) an increase in realized and unrealized gains on derivative instruments and (ii) an increase in Adjusted EBITDA, as further described below
•Q2 Adjusted EBITDA increased 8.9%, driven by the aforementioned revenue increase and continued cost savings across our programming portfolio
•Q2 property and equipment (“P&E”) additions of €22.3 million were up 11.5% YoY, primarily due to increased spend on (i) new build and upgrade activity and (ii) product and enablers, partially offset by a decrease in customer premises equipment
◦P&E additions as a percentage of revenue increased to 19.5% in Q2 2022, compared to 18.0% in the prior year period
•Q2 Adjusted EBITDA less P&E Additions of €26.5 million represents an increase of 6.9% YoY, as the increase in P&E additions was offset by a larger increase in Adjusted EBITDA
•At June 30, 2022, our fully-swapped third-party debt borrowing cost was 3.9% and the average tenor of our third-party debt was 7.0 years
•At June 30, 2022, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) were both 4.48x, each as calculated in accordance with our most restrictive covenants, and reflecting the exclusion of the Credit Facility Excluded Amounts as defined in our respective credit agreements
◦Were we to not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA would have been 4.75x at June 30, 2022
•At June 30, 2022, we had maximum undrawn commitments of €100.0 million. When our Q2 compliance reporting requirements have been completed and assuming no change from June 30, 2022 borrowing levels, we anticipate the full €100.0 million of borrowing capacity will be available, with €98.2 million available to upstream

Operating Statistics Summary

	As of and for the three months ended
	June 30,
	2022	2021
Footprint
Homes Passed	958,700	949,700

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	425,900	434,500
Q2 Organic Fixed-Line Customer Relationship net losses	(4,500)	(3,300)

Q2 Monthly ARPU per Fixed-Line Customer Relationship	€60.62	€59.33

Mobile Subscribers
Total Mobile subscribers	134,300	123,700
Total organic Mobile net additions	2,700	1,300

Q2 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	€19.79	€19.83
Excluding interconnect revenue	€18.04	€17.62

Selected Financial Results, Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2022 and 2021:

	Three months ended			Six months ended
	June 30,		Change	June 30,		Change
	2022	2021		2022	2021
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€75.4	€75.3	0.1%	€151.8	€152.4	(0.4%)
Non-subscription	0.7	0.8	(12.5%)	1.4	1.6	(12.5%)
Total residential fixed revenue	76.1	76.1	—%	153.2	154.0	(0.5%)
Residential mobile revenue:
Subscription	7.2	6.4	12.5%	14.3	12.6	13.5%
Non-subscription	2.3	2.3	—%	4.6	4.7	(2.1%)
Total residential mobile revenue	9.5	8.7	9.2%	18.9	17.3	9.2%
Business revenue:
Subscription	2.6	2.4	8.3%	5.3	4.9	8.2%
Non-subscription	6.4	6.4	—%	13.2	13.1	0.8%
Total business revenue	9.0	8.8	2.3%	18.5	18.0	2.8%
Other revenue	19.5	17.7	10.2%	37.4	34.9	7.2%
Total revenue	€114.1	€111.3	2.5%	€228.0	€224.2	1.7%

Adjusted EBITDA	€48.8	€44.8	8.9%	€94.2	€84.3	11.7%

The following table provides a reconciliation of net earnings to Adjusted EBITDA for the three and six months ended June 30, 2022 and 2021:

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
	in millions, except % amounts

Net earnings	€45.6	€0.4	€100.6	€1.4
Other income, net	(0.4)	—	(0.8)	—
Foreign currency transaction losses, net	—	—	0.3	0.2
Realized and unrealized losses (gains) on derivative instruments, net	(34.2)	2.4	(82.8)	1.6
Interest expense	8.4	8.3	16.8	16.8
Operating income	19.4	11.1	34.1	20.0
Impairment, restructuring and other operating items, net	3.4	3.0	3.7	3.5
Depreciation and amortization	16.4	16.9	32.5	34.9
Related-party fees and allocations, net	8.4	12.4	21.5	23.4
Share-based compensation expense	1.2	1.4	2.4	2.5
Adjusted EBITDA	€48.8	€44.8	€94.2	€84.3

Adjusted EBITDA as a percentage of revenue	42.8%	40.3%	41.3%	37.6%

The following table details the categories of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
	in millions, except % amounts

Customer premises equipment	€5.6	€10.7	€12.5	€17.2
New build and upgrade	8.7	2.6	15.6	4.8
Capacity	0.6	3.3	2.6	6.6
Baseline	1.6	1.6	4.9	4.0
Product and enablers	5.8	1.8	10.4	3.3
Property and equipment additions	22.3	20.0	46.0	35.9
Assets acquired under capital-related vendor financing arrangements	—	(5.4)	—	(11.5)
Changes in current liabilities related to capital expenditures (including related-party amounts)	0.4	0.4	(6.7)	0.7
Total capital expenditures[2]	€22.7	€15.0	€39.3	€25.1

Property and equipment additions as a percentage of revenue	19.5%	18.0%	20.2%	16.0%

Adjusted EBITDA less P&E Additions
Adjusted EBITDA	€48.8	€44.8	€94.2	€84.3
Property and equipment additions	(22.3)	(20.0)	(46.0)	(35.9)
Total	€26.5	€24.8	€48.2	€48.4

Third-Party Debt and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amounts of VM Ireland’s consolidated third-party debt and cash and cash equivalents:

	June 30,		March 31,
	2022		2022
	Borrowing currency	€ equivalent
	in millions
Credit Facilities:
Term Loan B1 (EURIBOR + 3.5%) due 2029	€900.0	€900.0	€900.0
€100.0 million Revolving Facility (EURIBOR + 2.75%) EUR due 2027		—	—
Total third-party debt		900.0	900.0
Deferred financing costs and discounts, net		(5.9)	(6.1)
Total carrying amount of third-party debt		894.1	893.9
Less: cash and cash equivalents		0.5	0.5
Net carrying amount of third-party debt		€893.6	€893.4

Exchange rate ($ to €)		1.0483	1.1082

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from VM Ireland’s consolidated third-party debt to the total covenant amount of third-party gross and net debt. The euro equivalents presented below are based on exchange rates that were in effect as of June 30, 2022 and March 31, 2022. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	June 30,	March 31,
	2022	2022
	in millions

Total third-party debt	€900.0	€900.0
Credit Facility excluded amount	(50.0)	(50.0)
Total covenant amount of third-party gross debt	850.0	850.0
Cash and cash equivalents	(0.5)	(0.5)
Total covenant amount of third-party net debt	€849.5	€849.5

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UPC Holding Reports Preliminary Q2 2022 Results
DREAM BIG. DO BIG. Sunrise becomes principal brand
Sunrise UP portfolios launched in May with market-leading combo benefits
Stable revenue growth and EBITDA as CTC costs increased in the quarter despite continued synergy tailwinds

UPC Holding Group (“UPC Holding”) provides market-leading converged broadband services through next-generation networks and innovative technology platforms. The information in this release relates to our operations in Switzerland and Slovakia (within “Central and Other”). At June 30, 2022, our continuing operations connected 1.7 million customers subscribing to 3.8 million internet, video and fixed-line telephony services and served 2.7 million mobile subscribers.

André Krause, CEO of Sunrise, commented:
“We continue to sustain our commercial momentum despite persistent intense competition, introducing a number of key initiatives during Q2. We achieved our most significant integration milestone yet, having completed our brand refresh and anchoring Sunrise as the primary brand. Under our new brand promise to “DREAM BIG. DO BIG” we successfully launched our new ‘Sunrise UP’ portfolios, designed to provide multi-mobile and value-added benefits to all residential and business customers. On the strategic front, we continue to execute on our hybrid network strategy, having renewed our existing partnership with Swiss Fibre Net AG. This partnership allows Sunrise to continue to be the only broadband provider in Switzerland that offers real Giga Speeds to more than 90% of Swiss households and the vast majority of businesses.”

Operating and strategic highlights:
Sunrise continues to innovate in a highly competitive market, launching new commercial propositions and continuing to deliver on integration roadmap to accelerate commercial momentum
•Performance in mobile postpaid remains strong across brands, with a record month of sales in June following the Sunrise rebranding, achieving 47,000 net adds in Q2
•Broadband performance was softer with 2,000 broadband losses in Q2 being primarily driven by the phasing out of the UPC brand, impacting inflow volume ahead of the Sunrise rebranding
•Key milestone achieved along integration roadmap in Q2, premiering Sunrise as the primary brand
•Launched new ‘Sunrise UP’ portfolio in May, delivering several multi-mobile and value added benefits to enhance cross-sell opportunities
•Expanded on existing partnership with Swiss Fiber Net AG for the provision of FTTH access across Swiss households and businesses
•Sunrise Business launched IoT Starter Services, with preconfigured Internet of Things service packages allowing for mobile connectivity and fluid data management tools to drive IoT solutions
•FMC penetration remains high at 57% across our broadband base in Q2
•Swiss Q2 Customer ARPU of CHF 66.10 decreased 3.6% YoY on both a reported basis and a rebased4 basis as a result of the ongoing competitive environment
•Fixed Customer Relationships decreased by 11,000 in Q2, as compared to a decrease of 6,000 in Q2 2021

Financial highlights:
•Revenue of €730.9 million in Q2 increased 5.0% YoY on a reported basis and decreased 0.3% YoY on a rebased basis
◦Q2 Swiss revenue increased 5.1% YoY on a reported basis and decreased 0.3% YoY on a rebased basis. The rebased decrease was largely driven by (i) a decrease in fixed subscription revenue due to ARPU pressures, partially offset by (i) strong trading momentum in Yallo and (ii) higher mobile revenue driven by an increase in subscribers and B2B volumes
•Earnings (loss) from continuing operations increased 184.5% on a reported basis in Q2 to €105.1 million, primarily due to the net effect of (i) an increase in realized and unrealized gains on derivative instruments and (ii) an increase in gains on debt extinguishment, partially offset by an increase in foreign currency transaction losses
•Segment Adjusted EBITDA of €264.0 million in Q2 increased 4.7% YoY on a reported basis and 0.4% YoY on a rebased basis
◦Swiss Adjusted EBITDA in Q2 increased 4.9% YoY on a reported basis and 0.5% YoY on a rebased basis, including €18.5 million of costs to capture5. The rebased increase was primarily driven by MVNO and labor cost synergies, partially offset by increased sales and marketing costs related to rebranding spend and the launch commercial initiatives such as the new Sunrise UP portfolios and commencement of the Swiss Ski partnership
•Q2 property and equipment additions were 14.7% of revenue, down from 15.2% in the prior year period
◦The relative Q2 decrease was largely driven by the aforementioned increase in revenue. Q2 property and equipment additions were 14.6% of revenue for Switzerland
•Adjusted EBITDA less P&E Additions of €156.5 million in Q2 increased 7.0% YoY on a reported basis and 4.2% YoY on a rebased basis, as compared to €146.3 million in Q2 2021, primarily driven by the aforementioned increase in Adjusted EBITDA
◦Swiss Adjusted EBITDA less P&E Additions of €154.8 million in Q2 increased 7.0% YoY on a reported basis and 4.3% YoY on a rebased basis, including the adverse impact of €42.8 million of costs to capture and Q2 phasing of integration and capital project spend which is expected to step up in subsequent quarters
•At June 30, 2022, our fully-swapped third-party debt borrowing cost was 3.07% and the average tenor of our third-party debt (excluding vendor financing) was 7.0 years
•At June 30, 2022, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding were 3.82x and 4.53x, respectively, as calculated in accordance with our most restrictive covenants and reflecting the exclusion of Credit Facility Excluded Amounts as defined in the respective credit agreements
◦Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation and not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA for UPC Holding would have been 5.11x at June 30, 2022
•At June 30, 2022, we had €713.6 million of undrawn commitments available to borrow, with €242.4 million available upstream. When our Q2 compliance reporting requirements have been completed and assuming no change from June 30, 2022 borrowing levels, we anticipate €713.6 million of borrowing capacity will be available, with €207.8 million available to upstream

•In April 2022, UPC Holding used a portion of the net proceeds from the sale of UPC Poland to (i) purchase and extinguish (a) €216.5 million under UPC Facility AQ and, simultaneously, purchase and cancel an equal amount of 3.625% EUR Senior Secured Notes, (b) $208.0 million under UPC Facility AX and (c) €169.5 million under UPC Facility AY, and (ii) purchase and cancel (1) €205.1 million of 3.875% EUR Senior Notes and (2) $82.7 million of 5.50% USD Senior Notes
•In May 2022, an additional (i) €51.3 million of UPC Holding 3.875% EUR Senior Notes were purchased and cancelled and (ii) €8.6 million under UPC Facility AQ and, simultaneously, an equal amount of 3.625% EUR Senior Secured Notes were purchased and cancelled

Confirming FY 2022 financial guidance for Switzerland:
•Stable to modest rebased revenue growth
•Stable rebased Adjusted EBITDA(i) (including costs to capture)
•Property and equipment additions as percentage of revenue (including costs to capture and excluding central allocation) 18 - 20%
•>CHF 150 million costs to capture (around one third opex related)

(i) Adjusted EBITDA is a non-GAAP measure. See the Glossary for definitions. Quantitative reconciliations to earnings/loss from continuing operations (including earnings/loss from continuing operations growth rates) for our Adjusted EBITDA guidance cannot be provided without unreasonable efforts as we do not forecast certain non-cash charges including; the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in earnings/loss from continuing operations. The items we do not forecast may vary significantly from period to period.

Operating Statistics Summary

	As of and for the three months ended
	June 30,
	2022		2021

Footprint
Homes Passed		3,134,000		3,099,600

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships		1,657,600		1,668,500
Q2 Organic[1] Fixed-Line Customer Relationship net losses		(11,000)		(6,100)

Q2 Monthly ARPU per Fixed-Line Customer Relationship		€59.28		€57.36
Switzerland Q2 Monthly ARPU per Fixed-Line Customer Relationship	CHF	66.10	CHF	68.60

Customer Bundling
Fixed-mobile Convergence Switzerland	57.0%		55.6%

Single-Play	22.4%		24.6%
Double-Play	23.7%		22.6%
Triple-Play	53.9%		52.8%

Mobile Subscribers
Postpaid		2,244,900		2,060,200
Prepaid		470,600		464,600
Total Mobile subscribers		2,715,500		2,524,800

Q2 Organic Postpaid net additions		47,300		40,500
Q2 Organic Prepaid net additions		21,100		4,000
Total Organic Mobile net additions		68,400		44,500

Q2 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue		€32.69		€33.78
Excluding interconnect revenue		€30.51		€28.97

Selected Financial Results, Segment Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2022 and 2021:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
	2022	2021	Reported	Rebased	2022	2021	Reported	Rebased
	in millions, except % amounts

Revenue
Switzerland:
Consumer Fixed	€296.2	€288.4	2.7%	(4.6%)	€591.7	€581.6	1.7%	(4.8%)
Consumer Mobile	287.8	253.0	13.8%	3.6%	584.6	549.8	6.3%	3.6%
B2B	132.7	137.7	(3.6%)	1.8%	267.7	239.0	12.0%	5.9%
Other	2.9	5.6	(48.2%)	(21.1%)	7.2	12.6	(42.9%)	(24.5%)
Total Switzerland	719.6	684.7	5.1%	(0.3%)	1,451.2	1,383.0	4.9%	0.3%
Central and Other	11.3	11.2	0.9%	0.9%	22.4	22.0	1.8%	3.2%
Total	€730.9	€695.9	5.0%	(0.3%)	€1,473.6	€1,405.0	4.9%	0.4%

Segment Adjusted EBITDA
Switzerland	€259.7	€247.6	4.9%	0.5%	€528.0	€481.2	9.7%	5.0%
Central and Other	4.3	4.6	(6.5%)	(8.5%)	8.1	8.8	(8.0%)	(9.0%)
Total	€264.0	€252.2	4.7%	0.4%	€536.1	€490.0	9.4%	4.7%

Adjusted EBITDA less P&E Additions
Switzerland	€154.8	€144.7	7.0%	4.3%	€295.3	€250.6	17.8%	14.0%
Central and Other	1.7	1.6	6.3%	—%	3.1	4.1	(24.4%)	(27.9%)
Total	€156.5	€146.3	7.0%	4.2%	€298.4	€254.7	17.2%	13.4%

The following table provides a reconciliation of earnings (loss) from continuing operations to Segment Adjusted EBITDA for the three and six months ended June 30, 2022 and 2021:

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
	in millions, except % amounts

Earnings (loss) from continuing operations	€105.1	€(124.3)	€250.4	€(154.9)
Income tax expense (benefit)	(18.1)	1.6	(33.1)	(18.8)
Other income, net	(7.4)	(2.1)	(16.9)	(6.8)
Losses (gains) on debt extinguishment, net	(2.6)	75.1	(2.6)	75.1
Foreign currency transaction losses (gains), net	61.6	(78.3)	62.7	195.9
Realized and unrealized losses (gains) on derivative instruments, net	(228.0)	74.0	(424.2)	(263.9)
Interest expense	61.3	61.9	123.2	127.7
Operating income (loss)	(28.1)	7.9	(40.5)	(45.7)
Impairment, restructuring and other operating items, net	10.6	16.7	11.4	35.8
Depreciation and amortization	241.4	181.6	475.8	409.8
Related-party fees and allocations, net	36.1	41.6	77.5	80.0
Share-based compensation expense	4.0	4.4	11.9	10.1
Segment Adjusted EBITDA	€264.0	€252.2	€536.1	€490.0

Segment Adjusted EBITDA as a percentage of revenue	36.1%	36.2%	36.4%	34.9%

The following table details the property and equipment additions of our continuing operations and reconciles those additions to the capital expenditures that we present in our combined statements of cash flows:

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
	in millions, except % amounts

Customer premises equipment	€20.4	€10.7	€41.2	€22.0
New build and upgrade	13.6	20.2	25.1	41.4
Capacity	21.5	40.1	42.9	43.5
Baseline	26.4	16.9	80.2	95.9
Product and enablers	25.6	18.0	48.3	32.5
Property and equipment additions	107.5	105.9	237.7	235.3
Assets acquired under capital-related vendor financing arrangements	(20.8)	(45.0)	(55.3)	(128.9)
Assets acquired under finance leases	—	(1.5)	(0.4)	(1.6)
Changes in current liabilities related to capital expenditures (including related-party amounts)	(15.4)	(4.0)	8.9	31.1
Total capital expenditures[2]	€71.3	€55.4	€190.9	€135.9

Regional Property and Equipment Additions
Switzerland	€104.9	€102.9	€232.7	€230.6
Central and Other	2.6	3.0	5.0	4.7
Total property and equipment additions	€107.5	€105.9	€237.7	€235.3

Property and equipment additions as a percentage of revenue	14.7%	15.2%	16.1%	16.7%

Adjusted EBITDA less P&E Additions
Segment Adjusted EBITDA	€264.0	€252.2	€536.1	€490.0
Property and equipment additions	(107.5)	(105.9)	(237.7)	(235.3)
Total	€156.5	€146.3	€298.4	€254.7

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amounts of UPC Holding’s combined third-party debt, finance lease obligations and cash and cash equivalents:

	June 30,		March 31,
	2022		2022
	Borrowing currency	€ equivalent
	in millions

Senior Credit Facilities
3.625% EUR Facility AQ due 2029	€374.9	€374.9	€600.0
4.875% USD Facility AZ due 2031	$1,250.0	1,192.5	1,128.0
Facility AT (LIBOR + 2.25%) USD due 2028	$700.0	667.8	631.7
Facility AU (EURIBOR + 2.50%) EUR due 2029	€400.0	400.0	400.0
Facility AX (LIBOR + 3.0%) USD due 2029	$1,717.0	1,638.0	1,737.0
Facility AY (EURIBOR + 3.0%) EUR due 2029	€693.0	693.0	862.5
€736.4 million Revolving Facility (EURIBOR + 2.50%) EUR due 2026		—	—
Elimination of Facilities AQ and AZ in consolidation		(1,567.4)	(1,728.0)
Total Senior Credit Facilities		3,398.8	3,631.2

Senior Secured Notes
3.625% EUR Senior Secured Notes due 2029	€374.9	374.9	600.0
4.875% USD Senior Secured Notes due 2031	$1,250.0	1,192.5	1,128.0
Total Senior Secured Notes		1,567.4	1,728.0

Senior Notes
5.500% USD Senior Notes due 2028	$452.3	431.5	482.7
3.875% EUR Senior Notes due 2029	€337.9	337.9	594.3
Total Senior Notes		769.4	1,077.0

Vendor financing		276.2	267.3
Finance lease obligations		18.5	10.0
Total third-party debt and finance lease obligations		6,030.3	6,713.5
Deferred financing costs and discounts		(26.4)	(31.4)
Total carrying amount of third-party debt and finance lease obligations		6,003.9	6,682.1
Less: cash and cash equivalents		10.2	46.9
Net carrying amount of third-party debt and finance lease obligations[6]		€5,993.7	€6,635.2

Exchange rate ($ to €)		1.0483	1.1082

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from UPC Holding’s combined third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of June 30, 2022 and March 31, 2022 and include certain debt that is classified as discontinued operations on our combined balance sheets. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	June 30,	March 31,
	2022	2022
	in millions

Total third-party debt and finance lease obligations (€ equivalent)	€6,030.3	€6,718.5
Vendor financing	(276.2)	(267.3)
Finance lease obligations	(18.5)	(15.0)
Credit Facility excluded amount	(400.0)	(400.0)
Projected principal-related cash payments associated with our cross-currency derivative instruments	112.2	194.9
Total covenant amount of third-party gross debt	5,447.8	6,231.1
Cash and cash equivalents	(10.2)	(46.9)
Total covenant amount of third-party net debt	€5,437.6	€6,184.2

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; the planned full fibre upgrade at Virgin Media Ireland, including the timing, costs, premises to be upgraded and benefits thereof; Virgin Media Ireland’s proposed price increases; expectations with respect to the integration and synergy plan at Sunrise; Sunrise UPC’s continued focus on new product and service initiatives; the expected benefits resulting from Sunrise’s partnership with Swiss Fiver Net AG; expectations regarding financial performance at our companies, including revenue, adjusted EBITDA, Adjusted EBITDA less P&E Additions and costs to capture, as well as the 2022 financial guidance provided by our operating entities and the components of such guidance; the strength of our companies’ respective balance sheets (including cash and liquidity position), tenor of our third-party debt, anticipated borrowing capacity; the timing of future financial disclosures regarding our operating entities; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential continued impact of the outbreak of COVID-19 on us and our businesses; the effects of changes in laws or regulation; the effects of the U.K.’s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission, including our most recently filed Form 10-K, Form 10-K/A and Forms 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Michael Bishop	+44 20 8483 6246	Matt Beake	+44 20 8483 6428
Amy Ocen	+1 303 784 4528	Molly Bruce	+1 303 220 4202
Michael Khehra	+44 78 9005 0979
About Liberty Global
Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 85 million connections* across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the U.K., VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise in Switzerland, Virgin Media in Ireland and UPC in Slovakia. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7.5 billion, while the VodafoneZiggo JV and the VMO2 JV generate combined annual revenue of more than $19 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies and funds across content, technology and infrastructure, including strategic stakes in companies like ITV, Televisa Univision, Plume, Lionsgate and the Formula E racing series.

*    Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile subscribers of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

**    Revenue figures above are provided based on full year 2021 Liberty Global consolidated results (excluding revenue from the U.K. JV Entities) and the combined as reported full year 2021 results for the VodafoneZiggo JV and estimated U.S. GAAP full year 2021 results for the VMO2 JV. For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended June 30, 2022
	Homes Passed	Fixed-Line Customer Relationships	Total RGUs	Internet Subscribers(i)	Video Subscribers(ii)	Telephony Subscribers(iii)	Total Mobile Subscribers

Operating Data
UPC Holding:
Continuing operations:
Switzerland(iv)	2,495,900	1,473,300	3,435,000	1,175,900	1,234,500	1,024,600	2,715,500
Slovakia	638,100	184,300	402,400	146,700	166,100	89,600	—
Total continuing operations	3,134,000	1,657,600	3,837,400	1,322,600	1,400,600	1,114,200	2,715,500

VM Ireland	958,700	425,900	931,800	385,100	281,000	265,700	134,300

Q2 Organic Subscriber Variance
UPC Holding:
Continuing operations:
Switzerland	6,200	(9,000)	(14,200)	(1,700)	(8,900)	(3,600)	68,400
Slovakia	3,800	(2,000)	(1,500)	—	(1,400)	(100)	—
Total continuing operations	10,000	(11,000)	(15,700)	(1,700)	(10,300)	(3,700)	68,400

VM Ireland	2,400	(4,500)	(22,200)	(3,200)	(12,200)	(6,800)	2,700

Footnotes for Selected Operating Data and Subscriber Variance Tables

(i)In Switzerland, we offer a 10 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 46,000 subscribers who have requested and received this service.
(ii)UPC Holding has approximately 29,900 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video service, with only a few channels.
(iii)In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 213,200 subscribers who have requested and received this service.
(iv)Pursuant to service agreements, Switzerland offers video, broadband internet and telephony services over networks owned by third-party operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At June 30, 2022, Switzerland’s partner networks account for 110,000 Fixed-Line Customer Relationships, 284,700 RGUs, which include 104,400 Internet Subscribers, 99,800 Video Subscribers and 80,500 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks largely receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not include the 462,200 homes passed by Switzerland’s partner networks at June 30, 2022. In addition, with the completion of the acquisition of Sunrise, we now service homes through Sunrise's existing agreements with Swisscom, Swiss Fiber Net and local utilities, which are not included in Switzerland's homes passed count. Including these arrangements, our operations in Switzerland have the ability to offer fixed services to a national footprint.

	Selected Operating Data — As of June 30, 2022
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers
UPC Holding
Continuing operations:
Switzerland	470,600	2,244,900	2,715,500
Slovakia	—	—	—
Total continuing operations	470,600	2,244,900	2,715,500

VM Ireland	—	134,300	134,300

	June 30, 2022 vs. March 31, 2022

Q2 Organic Mobile Subscriber Variance
UPC Holding
Continuing operations:
Switzerland	21,100	47,300	68,400
Slovakia	—	—	—
Total continuing operations	21,100	47,300	68,400

VM Ireland	—	2,700	2,700

General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Footnotes
1Organic figures exclude the customer relationships and subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in customers or subscribers from the date of acquisition. All customer relationship and subscriber additions or losses refer to net organic changes, unless otherwise noted
2The capital expenditures that we report in our combined statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid
3Postpaid mobile additions include B2B mobile subscribers
4Rebased growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2022, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three and six months ended June 30, 2021 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions of entities acquired during 2021 in our rebased amounts for the three and six months ended June 30, 2021 to the same extent that the revenue, Adjusted EBITDA and P&E additions of these entities are included in our results for the three and six months ended June 30, 2022 and (ii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2021 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2022. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Adjusted EBITDA in Liberty Global’s press release dated July 28, 2022, Liberty Global Reports Q2 2022 Results. The following table provides adjustments made to the 2021 amounts to derive our rebased growth rates:

	Three months ended			Six months ended
	June 30, 2021			June 30, 2021
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

UPC Holding
Acquisitions	€(9.4)	€(5.9)	€(5.9)	€(18.8)	€(6.7)	€(6.7)
Foreign Currency	€46.7	€16.8	€9.8	€81.7	€28.7	€15.2
5Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities, and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
6Net third-party debt including finance lease obligations is not a defined term under U.S. GAAP and therefore may not be comparable with other similarly titled measures reported by other companies

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net gains (losses) on debt extinguishment, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, related party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less property and equipment additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•P&E Additions: Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.
ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning Premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to the VMO2 JV networks in the U.K. as a part of the Project Lightning network extension program. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately a Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Video, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.